Exhibit 99.2

Press Release

Investor Relations Contact:

Shanye Hudson, (408) 658-1863

shanye.hudson@seagate.com

Seagate Announces the Pricing Terms of Cash Tender Offers for

Certain Outstanding Debt Securities

CUPERTINO, CA - September 17, 2019—Seagate HDD Cayman (the “Company”), a subsidiary of Seagate Technology plc (NASDAQ: STX), today announced the pricing terms of its previously announced cash tender offers (each, an “Offer” and, collectively, the “Offers”) for (i) up to an aggregate principal amount of $250,000,000 of its 4.250% Senior Notes due 2022, (ii) up to an aggregate principal amount of $200,000,000 of its 4.750% Senior Notes due 2023, and (iii) up to an aggregate principal amount of $170,000,000 of its 4.750% Senior Notes due 2025 (collectively, the “Notes”). The terms and conditions of the Offers are described in the Offer to Purchase dated September 3, 2019 (as amended to date, the “Offer to Purchase”) and the related Letter of Transmittal (as amended to date, the “Letter of Transmittal”) and remain unchanged, except as amended by the Company’s press release dated September 17, 2019 increasing the Tender Cap for the offer for the 2025 Notes.

The Total Consideration for each series of Notes is based on the yield to maturity of the applicable U.S. Treasury Security (the “Reference Yield”) plus a fixed spread, in each case, as set forth in the table below, and is payable to holders of the Notes who validly tendered and did not validly withdraw their Notes on or before 5:00 p.m., New York City time, on September 16, 2019 (the “Early Tender Deadline”) and whose Notes are accepted for purchase by the Company. The Reference Yields (as determined pursuant to the Offer to Purchase) listed in the table were determined at 10:00 a.m., New York City time, today, September 17, 2019, by the dealer managers (identified below). The Total Consideration for each series of Notes includes an early tender premium of $30.00 per $1,000 principal amount of Notes validly tendered and not validly withdrawn by such holders and accepted for purchase by the Company.

Title of Security	CUSIP Number	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Total Consideration (per $1,000)
4.250% Senior Notes due 2022	81180WAV3	1.500% UST due 8/15/22	1.716%	95	$1,036.14
4.750% Senior Notes due 2023	81180WAH4	1.250% UST due 8/31/24	1.678%	175	$1,045.56
4.750% Senior Notes due 2025	81180WAL5	1.250% UST due 8/31/24	1.678%	225	$1,038.84

As announced yesterday, the Company will accept the Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline, subject to proration. Although the Offers are scheduled to expire at 11:59 p.m., New York City time, on September 30, 2019, the Company does not expect to accept for purchase any Notes tendered after the Early Tender Deadline.

All payments for Notes purchased in connection with the Early Tender Deadline will also include accrued and unpaid interest on the principal amount of Notes tendered up to, but not including, the Early Settlement Date, which is currently expected to be September 18, 2019. In accordance with the terms of the Offers, the withdrawal deadline was 5:00 p.m., New York City time, on September 16, 2019. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company). The Company reserves the absolute right, subject to applicable law, to: (i) waive any or all conditions to the Offers; (ii) extend or terminate each Offer; (iii) increase, decrease or eliminate any or all of the Tender Caps without extending the Early Tender Deadline or the Withdrawal Deadline; or (iv) otherwise amend the Offers in any respect.

In connection with the purchase of Notes pursuant to the Offers, the Company requested $500.0 million in aggregate principal amount of term loans under its previously announced term loan facility. Loans under the term loan facility are expected to bear interest at a rate of approximately 3.1% per annum after taking into account the anticipated effect of interest rate hedge transactions we intend to enter into, compared to the weighted average interest rate of Notes being purchased pursuant to the Offers of approximately 4.6% per annum.

Information Relating to the Offers

BofA Merrill Lynch and Morgan Stanley are acting as the Lead Dealer Managers for the Offers, and SMBC Nikko and Wells Fargo are acting as the Co-Dealer Managers for the Offers. The information agent and tender agent for the Offers is Global Bondholder Services Corp. Copies of the Offer to Purchase, Letter of Transmittal, and related offering materials are available by contacting Global Bondholder Services Corp. at (866) 470-4300 (toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Offers should be directed to BofA Merrill Lynch at (980) 387-3907 (collect) or (888) 292-0070 (toll-free), Morgan Stanley at (212) 761-1057 (collect) or (800) 624-1808 (toll-free), SMBC Nikko at (212) 224-5328 (collect) or (888) 284-9760 (toll-free), and Wells Fargo at (704) 410-4756 (collect) or (866) 309-6316 (toll-free).

About Seagate

Seagate creates space for the human experience by innovating how data is stored, shared and used. Learn more at investors.seagate.com.

Seagate and Seagate Technology are registered trademarks of Seagate Technology LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about the cash tender offers for certain outstanding senior notes of the Company, the Early Settlement Date, the Company’s expected interest rate for the term loans described above, and the Company’s expectation about purchasing Notes tendered after the Early Tender Deadline. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Information concerning risks, uncertainties, and other factors that could cause results to differ materially from the expectations described in this document is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by applicable law.